Exhibit 10.1

SIXTH AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE

THIS SIXTH AMENDMENT TO AMENDED AND RESTATED OFFICE LEASE (this "Amendment") is made and entered into as of September 5, 2023 (the "Effective Date"), by and between GRANITE PARK NM/GP III, LP ("Landlord"), as landlord, and ALKAMI TECHNOLOGY, INC., a Delaware corporation ("Tenant"), as tenant.

W I T N E S S E T H:

A. Landlord and Tenant are parties to that certain Amended and Restated Office Lease, dated September 6, 2017 (the "A&R Lease"), as amended by that certain First Amendment to Amended and Restated Office Lease, dated June 29, 2018 (the "First Amendment"), as amended by that certain Second Amendment to Amended and Restated Office Lease, dated November 8, 2018 (the "Second Amendment"), as amended by that certain Third Amendment to Amended and Restated Office Lease, dated January 7, 2019 (the "Third Amendment"), as further amended by that certain Fourth Amendment to Amended and Restated Office Lease, dated December 27, 2019 (the "Fourth Amendment"), and as further amended by that certain Fifth Amendment to Amended and Restated Office Lease, dated November 3, 2020 (the "Fifth Amendment") (the A&R Lease, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment, collectively, the "Lease"), relating to certain premises (the "Existing Premises") containing approximately 125,468 square feet of Premises Rentable Area located in that certain building commonly referred to as "Granite Park Three" (the "Building").

B. Landlord and Tenant desire to further amend the Lease as hereinafter set forth.

C. Terms defined in the Lease, when used herein, shall have the same meanings as are ascribed to them in the Lease, except as otherwise defined herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed by the respective parties hereto, Landlord and Tenant do hereby agree that the Lease is and shall be amended as follows:

1.Surrender of Suite 120, 2nd Floor Space and Suite 1300. Effective December 31, 2023 (the “Surrender Date”), the Lease shall be deemed terminated as to the 41,529 rentable square feet of space consisting of Suite 120, all 2nd floor space comprising part of the Premises and Suite 1300 (collectively, the “Surrender Space”), such that from and after the Surrender Date, the Lease shall terminate with respect to the Surrender Space and Tenant agrees to surrender and Landlord agrees to accept Tenant’s surrender of the Surrender Space. From and after the Surrender Date, the Surrender Space shall cease to be part of the Premises, Tenant shall have no further right to use or occupy the Surrender Space, and the Lease, as modified by this Amendment, shall continue in full force and effect with respect to the remaining Premises. Tenant shall surrender possession of the

Surrender Space on or before the Surrender Date in accordance with the terms of the Lease, including Section 1.3 of the Lease (provided, however, that notwithstanding anything contained herein to the contrary, fixtures shall not be required to be removed). Landlord will notify Tenant by November 1, 2023 of any furniture or personal property that can remain in the Surrender Space. Without limiting the generality of the foregoing, Tenant shall remove all other personal property and furniture from the Surrender Space on or before the Surrender Date. Notwithstanding anything to the contrary contained herein, subject to the approval of the City of Plano, Texas of a change in suite numbers, Tenant shall retain the right to use “Suite 120” as a suite identifier for the remainder the Premises after the Surrender Date. Prior to the Surrender Date, Tenant shall apply to the City of Plano for approval to redesignate the remainder of the Premises as “Suite 120” and to redesignate what is currently Suite 120 as “Suite 100”, and Tenant shall pursue such redesignation, all at Tenant’s sole cost and expense; provided, however that Landlord shall execute such documents and instruments necessary to promptly complete such redesignation. For the avoidance of doubt, subject to the approval of the City of Plano, as aforesaid, the Premises shall continue to be identified as “Suite 120” in the Building directory and Building standard signage pursuant to Section 15.2 of the Lease. In no event shall the termination of the Lease as to the Surrender Space affect Tenant’s or Landlord’s obligations with respect to the remainder of the Premises

2. Premises Rentable Area. Effective as of the Surrender Date, Section 4 of the Basic Lease Information (the “BLI”) shall be amended to provide that the total Premises Rentable Area, as adjusted with respect to the surrender of the Surrender Premises, shall be 83,939 rentable square feet.

3. Tenant's Share. Effective as of the Surrender Date, Section 8 of the BLI of the Lease is hereby amended to provide that Tenant's Share with respect to the Premises shall be 23.16% (i.e., 83,939 rsf / 362,391 rsf).

4. Term. The Term of the Lease is hereby extended for a period of sixty (60) months (the “Extended Term”), commencing September 1, 2028 (the “Extended Term Commencement Date”) and continuing through and including August 31, 2033.

5. Basic Rent. Section 5 of the BLI is hereby amended to provide that, effective as of January 1, 2024, the Basic Rent payable with respect to the Premises for the period from January 1, 2024 through August 31, 2028 shall be as follows:

Annual Rental Monthly
Period* Rate Per RSF Amount

1/1/24 – 7/31/24 $29.50 $206,350.04
8/1/24 – 7/31/25 $30.00 $209,847.50
8/1/25 – 7/31/26 $30.50 $213,344.96
8/1/26 – 7/31/27 $31.00 $216,842.42
8/1/27 – 8/31/28 $31.50 $220,339.80

Further, effective as of the Extended Term Commencement Date, the Basic Rent payable with respect to the Premises for the Extended Term shall be as follows:

Extended Term Annual Rental Monthly
Period* Rate Per RSF Amount

Months 1 - 12 $36.25 $253,565.73
Months 13 – 24 $37.16 $259,931.10
Months 25 – 36 $38.09 $266,436.38
Months 37 – 48 $39.04 $273,081.55
Months 49 – 60 $40.02 $279,936.57

*Tenant's obligation to pay Basic Rent shall be in addition to Tenant's obligation to pay additional rent with respect to the Premises, including Tenant's Pro Rata Share of Operating Expenses and Electrical Expenses.

6. Tenant’s Improvements. Landlord and Tenant hereby acknowledge and confirm that the Premises is being leased to Tenant "as is, where is", and without Landlord having any obligation to construct or pay for improvements thereto.

7. Redelivery of the Premises. The second sentence of Section 1.3 of the Lease is hereby amended and restated in its entirety as follows:

“Tenant shall not be obligated to remove improvements, fixtures, cables, cable trays, suite signs, or any wires or conduits installed in the Premises, all of which shall remain therein and become the property of Landlord. Tenant shall not be obligated to remove the staircases between the 1st and 2nd floors of the Building, but Tenant shall continue to be obligated to remove the staircases between the 9th, 10th and 11th floors of the Building

8. Refurbishment Allowance. Landlord and Tenant hereby acknowledge and confirm that the sum of $384,986.25 of the Finish Allowance (such sum, the “Unused Finish Allowance”) remains unused by Tenant. For a period of twenty-four (24) months from the Effective Date, Tenant shall have the right to use the Unused Finish Allowance to pay for the costs incurred by Tenant to make improvements to the Premises in accordance with the terms of the Lease or Tenant may apply the Unused Finish Allowance as a credit against Tenant’s obligation to pay Basic Rent until the Unused Finish Allowance has been exhausted.

9. Parking. Notwithstanding anything in the Lease to the contrary, effective as of the Surrender Date, Section 16 of the BLI and Exhibit F to the Lease shall be amended such that Tenant shall lease from Landlord 4.5 parking spaces for each 1,000 square feet of Premises Rentable Area (which, following the Surrender Date, equates to three hundred seventy-eight (378) unreserved parking permits in the Garage at the rate of $0.00 per month, plus applicable taxes, and Tenant shall have the right to convert up to twenty-five (25) of the unreserved parking permits to reserved parking permits at $75.00 per month per reserved parking permit. Effective as of the Extended Term Commencement Date, the Parking Rent for each reserved parking permit shall be increased to $100.00 per month per reserved parking permit, plus applicable taxes.

10. Tenant’s Right of First Refusal. Rider 3 to the Lease is hereby amended to provide that the ROFR Space shall be deemed to include the space located on the 12th floor of the Building and not any other space in the Building. For clarity, the ROFR Space shall not include Tenant’s rights under such Rider 3 with respect to any space on any floor of the Building other than the 12th floor space, and Tenant’s rights shall be subject to the rights of any other tenants of the Building in and to the 12th floor space as of the Effective Date.

11. Tenant’s Right of First Offer. Rider 4 to the Lease is hereby deleted in its entirety and shall be of no further force or effect.

12. Termination Option. Rider 6 to the Lease is hereby deleted in its entirety and shall be of no further force or effect.

13. Signage. If and for so long as Tenant continues to occupy at least three (3) full floors in the Building, Tenant shall retain the right to maintain one (1) sign on the west side of the top of the Building, as set forth in Section 15.2 of the Lease. In the event Tenant at any time ceases to occupy at least three (3) full floors in the Building, Tenant shall remove its “top of the building” signage, at Tenant’s sole cost and expense, and repair any damage caused by such removal.

14. Replacement Letter of Credit. Within thirty (30) days after the Effective Date, Tenant shall obtain and deliver to Landlord a replacement Letter of Credit issued by First Citizen’s Bank in the amount of $283,333.33, having an expiration date of August 31, 2033 and otherwise satisfying the requirements of Section 3.2 of the Lease. Landlord shall hold such replacement Letter of Credit as the Security Deposit under the Lease.

15. Ratification of Lease. Tenant hereby represents and certifies to Landlord that, to Tenant’s current, actual knowledge, all obligations and conditions under the Lease have been performed to date by Landlord or Tenant, as applicable, and have been satisfied free of defenses and setoffs, including construction work in the Premises. All other terms and conditions of the Lease are hereby ratified and confirmed to the extent not inconsistent with the terms set forth in this Amendment, and such terms and conditions shall be and remain in full force and effect.

16. Brokerage Commission. Landlord agrees to pay CBRE, Inc. ("Broker") a brokerage commission in connection with the transactions described in this Amendment pursuant to a separate written agreement between Landlord and Broker. Landlord and Tenant each warrant to the other that it has had no dealings with any real estate broker or agent in connection with the transaction described in this Amendment other than Broker, and each party agrees to defend, indemnify and hold the other harmless from and against any and all liability or claim arising with respect to any broker or agent asserting or claiming to be entitled to a commission or other fee by, through or under Landlord or Tenant.

17. Counterparts. This Amendment may be executed in any number of counterparts, any one of which shall constitute an original and all of which, when taken together, shall constitute one and the same instrument.

18. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective successors and assigns.

19. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

[SIGNATURE PAGE TO FOLLOW]

EXECUTED by Landlord and Tenant as of the Effective Date.

LANDLORD:

GRANITE PARK NM/GP III, LP,
a Delaware limited partnership

By: Granite Park NM/GP GP, LLC,
a Delaware limited liability company,
its sole general partner

By: Granite Park JV, LP,
a Delaware limited partnership,
its sole member

By: GPGP, LLC,
a Delaware limited liability company,
its implementing general partner

By: Granite Properties, Inc.,
a Delaware corporation,
its manager

By: /s/ Robert Jimenez
Name: Robert Jimenez
Title: Senior Director of Corporate Leasing

TENANT:

ALKAMI TECHNOLOGY, INC.,
a Delaware corporation

By: /s/ Douglas A. Linebarger
Name: Douglas A. Linebarger
Title: Chief Legal Officer